Exhibit 10.8

BAYLAKE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PLAN DOCUMENT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION
ARTICLE 1	NAME AND PURPOSE	1-1
ARTICLE 2	DEFINITIONS	2-1
ARTICLE 3	ELIGIBILITY AND PARTICIPATION	3-1
ARTICLE 4	SERP CONTRIBUTION AND ACCOUNT	4-1
ARTICLE 5	DEFERRAL ACCOUNT	5-1
ARTICLE 6	VESTING	6-1
ARTICLE 7	FORMS OF BENEFIT PAYMENTS	7-1
ARTICLE 8	BENEFIT PAYMENT EVENTS	8-1
ARTICLE 9	BENEFICIARIES	9-1
ARTICLE 10	RIGHTS OF PARTICIPANTS AND BENEFICIARIES	10-1
ARTICLE 11	TRUST	11-1
ARTICLE 12	CLAIMS PROCEDURE	12-1
ARTICLE 13	ADMINISTRATION	13-1
ARTICLE 14	AMENDMENT AND TERMINATION	14-1
ARTICLE 15	MISCELLANEOUS	15-1

BAYLAKE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

          The Baylake Bank Supplemental Executive Retirement Plan (“the Plan”) is hereby adopted by Baylake Bank, a corporation organized and existing under and by virtue of the laws of the State of Wisconsin (the “Bank”);

W I T N E S S E T H:

          WHEREAS, the Bank, in order to reward a select group of management and/or highly compensated employees (hereinafter referred to as “Executive(s)”), desires to provide Executives with additional retirement benefits through a Supplemental Executive Retirement Plan (the “SERP”).

          NOW, THEREFORE, the Bank hereby adopts the Plan, effective March 1, 2005, as follows:

ARTICLE 1

NAME AND PURPOSE

1.1.	Name. The name of the Plan shall be the Baylake Bank Supplemental Executive Retirement Plan.

1.2.	Purpose. The purpose of the Plan is to reward certain management and highly compensated employees of the Bank who have contributed to the Bank’s success and are expected to continue to contribute to such success in the future.

1.3.	Plan for a Select Group. The Plan shall only cover Executives of the Bank (chosen at the Bank’s discretion), who are members of a “select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Bank shall have the authority to take any and all actions necessary or desirable in order for the Plan to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for Executives who are members of a select group of management or highly compensated employees.

1.4.	Not a Funded Plan. It is the intention and purpose of the Bank that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

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ARTICLE 2

DEFINITIONS

          Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this instrument:

2.1.	Administrator. The word “Administrator” shall mean such person or entity as determined by the Bank, and in absence of such determination, the Bank.

2.2.	Appeals Committee. The words “Appeals Committee” shall mean the Executive Committee of the Board established pursuant to Article 12 herein.

2.3.	Bank. The word “Bank” shall mean Baylake Bank and any successor corporation or business organization which shall assume the duties and obligations of Baylake Bank, under the Plan.

2.4.	Beneficiary. The word “Beneficiary” shall mean any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of the participation of a Participant in the Plan.

2.5.	Benefit Commencement Date. The words “Benefit Commencement Date” shall mean the first date as of which benefits are to be paid pursuant to the terms of the Plan.

2.6.	Benefit Payment. The words “Benefit Payment” shall mean payment of the benefit as set forth in Article 7 and Article 8, as applicable.

2.7.	Board. The word “Board” shall mean the board of directors of the Bank.

2.8.	Bonus. The word “Bonus” shall mean compensation for services performed for the Bank over a period of at least 12 months where the payment or amount of the compensation is contingent on the satisfaction of organizational or individual performance criteria that are not substantially certain to be met when the deferral election with respect to the Bonus is submitted.

2.9.	Change in Control. The “Change in Control” shall mean either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined below:

Change in Ownership

A change in the ownership of the Bank occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Bank that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank . However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Bank (or to cause a change in the effective control of the

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Bank). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Bank acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Bank (or issuance of stock of the Bank) and stock in the Bank remains outstanding after the transaction.

Persons Acting as a Group: Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Bank. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Change in Effective Control

A change in the effective control of a corporation occurs on the date that either -

(i) Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank possessing 35% or more of the total voting power of the stock of the Bank; or

(ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election,

In the absence of an event described in paragraph (i) or (ii), a change in the effective control of a corporation will not have occurred.

Acquisition of additional control: If any one person, or more than one Person Acting as a Group, is considered to effectively control the Bank, the acquisition of additional control of the Bank by the same person or persons is not considered to cause a change in the effective control of the Bank (or to cause a change in the ownership of the Bank.

Change of Ownership of a Substantial Portion of Assets

A change in the ownership of a substantial portion of the Bank’s assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Bank, or the value of the assets being

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disposed of, determined without regard to any liabilities associated with such assets.

Transfers to a related person: There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Bank immediately after the transfer. A transfer of assets by the Bank is not treated as a change in the ownership of such assets if the assets are transferred to -

(i) A shareholder of the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Bank;

(iii) A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Bank; or

(iv) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

A person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Bank has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Bank after the transaction is not treated as a change in the ownership of the assets of the Bank.

2.10.	Code. The word “Code” shall mean the Internal Revenue Code of 1986 and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.11.	Deferral Account. The words “Deferral Account” shall mean a bookkeeping account maintained by the Administrator on behalf of each Participant.

2.12.	Disability The word “Disability” shall have the following meaning: A Participant shall be considered disabled if the Participant:

(a)	Is unable to engage in any substantial gainful activity by reason of any medically determinable physical of mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)	Is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a long-term disability plan covering employees of the Bank or under the disability insurance provisions of the Social Security Act.

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2.13.	Effective Date. The words “Effective Date” shall mean the date the Plan becomes effective, which is March 1, 2005.

2.14.	ERISA. The acronym “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA section, such reference shall be deemed to include any successor ERISA section having the same or a similar purpose.

2.15.	Executive. The word “Executive” shall mean any common-law employee of the Bank, whether or not a Board member, but excluding any person serving only in the capacity of Board member.

2.16.	Executive Committee. The words “Executive Committee” shall mean the Executive Committee of the Board or any successor thereto.

2.17.	Measurement Funds. The words “Measurement Funds” shall mean hypothetical investments the Participant may elect to value his or her SERP Account or Deferral Account balances.

2.18.	Participant. The word “Participant” shall mean any eligible Executive who is designated by the Executive Committee as eligible to participate in the SERP.

2.19.	Participant Access System. The words “Participant Access System” shall mean the online administration system that provides Participants with continual access to Account balances and important Plan information, as well as the ability to reallocate Measurement Funds.

2.20.	Plan. The word “Plan” shall mean the Baylake Bank Supplemental Executive Retirement Plan as set forth herein, effective as of the Effective Date, and as it may be later amended.

2.21.	Plan Year. The words “Plan Year” shall mean the 12-month period ending on December 31 in each calendar year.

2.22.	SERP Account. The words “SERP Account” shall mean a bookkeeping account maintained by the Administrator on behalf of each Participant.

2.23.	SERP Contribution. The words “SERP Contribution” shall mean for each Participant an amount determined by the Bank and credited to the Participant’s SERP Account.

2.24.	Termination of Employment. The words “Termination of Employment” shall mean for any Participant the occurrence of any one of the following events:

(a)	The Participant is discharged by the Bank unless the Participant is subsequently reemployed and given pay back to date of discharge, or

(b)	The Participant voluntarily terminates employment with the Bank.

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2.25.	Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An unforeseeable emergency is met only if the amounts paid with respect to an emergency do not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

2.26.	Year of Service. The words “Year of Service” shall mean each fiscal year commencing from the date of hire of the Executive by the Bank.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility. The Executive Committee may, from time to time, in its discretion, designate one or more Executives as eligible to participate in the Plan. An Executive shall only be considered eligible for participation (or to continue to participate) if he or she is part of a “select group of management and highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

3.2.	Participation. Each Executive who has been designated as eligible to participate in the Plan shall become a Participant on or as of the date of designation as an Executive eligible to participate in the Plan. The Executive shall remain a Participant until the earlier of (a) the date of his or her Termination of Employment, or (b) the cessation of eligible status pursuant to Article 3.3.

3.3.	Cessation of Participation Initiated by the Executive Committee. In the event that the Executive Committee determines, in its sole discretion, that a Participant is not, or may not be, a member of a “select group of management or highly compensated employees” as defined above, then the Executive Committee may, in its sole discretion, terminate such Participant’s participation in the Plan. In the event of such termination of participation:

(a)	Such Participant shall no longer have additional amounts credited to his or her SERP and Deferral Accounts;

(b)	The Executive Committee shall direct that such actions be taken which most closely adhere to the terms of the Plan while not putting at risk its status as a plan maintained for a “select group of management or highly compensated employees;” and

(c)	With respect to a Participant whose Plan participation is terminated on or after January 1, 2006, no payments shall be made to the Participant other than pursuant to Article 7 and Article 8.

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ARTICLE 4

SERP CONTRIBUTION AND ACCOUNT

4.1.	SERP Contribution. The Bank in its discretion shall make an annual SERP Contribution to each Participant’s SERP Account.

4.2.	Establishment of SERP Account. The Administrator or designated representative shall establish a SERP Account in the name of each Participant on its books and records. All amounts credited to the SERP Account of any Participant, or Beneficiary shall constitute a general, unsecured liability of the Bank, as applicable, to such person.

4.3.	Crediting of SERP Contributions. SERP Contributions shall be credited to the Participant’s SERP Account as of March 1 of the Plan Year.

4.4.	Adjustment of SERP Account. The SERP Account shall be adjusted for earnings, gains and losses as if such SERP Account held actual assets and such assets were invested in Measurement Funds in accordance with Article 4.5. The value of each Participant’s SERP Account shall be determinable on a daily basis as follows, using the terms and methods in the order defined below:

(a)	Beginning Balance. The balance at the beginning of the day. This equals the Ending Balance (as described below) as of the end of the most recent business day, which for purposes of this Plan shall mean those days on which the New York Stock Exchange was open for trading.

(b)	Sub-Ending Balance. The Beginning Balance, plus SERP Contribution credits, less any Benefit Payments and forfeitures (as provided in Article 8.6), which are made on or occur as of such date.

(c)	Investment Earnings. Investment earnings, gains and losses determined pursuant to this Article will be credited to each Participant’s SERP Account as of each business day.

(d)	Ending Balance. The Sub-Ending Balance plus Investment Earnings.

4.5.	Measurement Funds. The Bank shall designate Measurement Funds for the valuation of each Participant’s SERP Account as if such SERP Account held actual assets. The Measurement Funds may include but shall not be limited to the following types of funds as determined by the Bank:

(a)	mutual funds, including without limitation, equity funds, money market funds, fixed income funds and balanced funds,

(b)	any insurance company’s general account, or

(c)	any special account established and maintained by any insurance company.

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The Bank shall have the sole discretion to determine the number of Measurement Funds to be designated hereunder and the nature of the funds and may change or eliminate the Measurement Funds designated hereunder from time to time.

Participants shall direct the allocation of his or her SERP Account among the Measurement Funds designated by the Bank as though such SERP Account held actual assets. Any such directions of investment shall be subject to such rules as the Bank and Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing such investment directions. In the event a Participant does not direct the investment of any portion of a Participant’s SERP Account, such undirected portion shall be deemed to be invested in the money market fund.

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ARTICLE 5

DEFERRAL ACCOUNT

5.1.	Deferral Elections. A Participant in the Plan has the right to make certain elections with respect to the deferral of salary and/or Bonus. If a Participant makes a deferral election under the Plan for a Plan Year, then a portion of the salary and/or Bonus which would normally be paid to the Participant by the Bank shall be retained by the Bank, as applicable, and, in lieu thereof, an amount equal thereto, shall constitute a deferral amount hereunder and shall be credited to the Participant’s Deferral Account pursuant to Article 5.7.

5.2.	Salary Deferral. With respect to each Plan Year, a Participant may elect to defer all or a portion of salary by making a deferral election via the Participant Access System or in writing, as required by the Administrator. A Participant’s deferral election shall specify a stated percentage or dollar amount of the Participant’s salary, which specified percentage or dollar amount shall not exceed 100% of the Participant’s salary, less amounts necessary to satisfy employee tax obligations or elections made as part of the Bank’s other benefit plans. The amount so elected under the deferral election shall be credited to the Participant’s Deferral Account under the Plan. Except as provided in Article 5.4, no salary deferral election shall be effective with respect to salary earned before the first day of the Plan Year commencing after the applicable deferral election is provided to the Administrator in a form acceptable to the Administrator.

5.3.	Bonus Deferral. A Participant may elect to defer all or a portion of his or her potential Bonus award for any 12-month award period by making a deferral election via the Participant Access System or in writing, as required by the Administrator, at least six months prior to the end of such period. A Participant’s deferral election shall specify a stated percentage or dollar amount of the Participant’s Bonus, which specified percentage or dollar amount shall not exceed 100% of the Participant’s Bonus, less amounts necessary to satisfy employee tax obligations or elections made as part of the Bank’s other benefit plans. The amount so elected under the deferral election shall be credited to the Participant’s Deferral Account under the Plan.

5.4.	General Deferral Election Rules. A Participant’s deferral election shall be irrevocable for the entire Plan Year for which it is made. All deferral elections under the Plan, and all resulting deferrals, shall be subject to the rules as set forth in Code Section 409A. In the Plan Year in which the Participant is first eligible to make a deferral election or in which the Plan first becomes effective, a deferral election may be made within 30 days after the Participant is first eligible or the Plan’s effective date, as applicable, which election shall apply to salary or Bonus for services rendered after the date of election. Notwithstanding the foregoing, a Participant may elect to defer all or a portion of his or her potential Bonus award for any award period by submitting a deferral election at least six months prior to the end of such period. Subsequent deferral elections shall be made as provided in Articles 5.2 and 5.3. The Administrator may establish other procedures, limits and restrictions from time to time. The minimum annual deferral amount shall be $5,000.

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5.5.	Establishment of Deferral Accounts. The Administrator or designated representative shall establish one or more Deferral Accounts in the name of each Participant on its books and records. All amounts credited to the Deferral Account of any Participant, or Beneficiary shall constitute a general, unsecured liability of the Bank, as applicable, to such person.

5.6.	Crediting of Deferral Amounts. Amounts shall be credited to the Participant’s Deferral Account as of the date the salary or Bonus would have otherwise been paid to the Participant, absent the deferral election.

5.7.	Adjustment of Deferral Account. The Deferral Account shall be adjusted for earnings, gains and losses as if such Deferral Account held actual assets and such assets were invested in Measurement Funds in accordance with Article 5.8. The value of each Participant’s Deferral Account shall be determinable on a daily basis as follows, using the terms and methods in the order defined below:

(a)	Beginning Balance. The balance at the beginning of the day. This equals the Ending Balance (as described below) as of the end of the most recent business day.

(b)	Sub-Ending Balance. The Beginning Balance, plus deferral amounts, less any Benefit Payments and forfeitures (as provided in Article 8.6), which are made on or occur as of such date.

(c)	Investment Earnings. Investment earnings, gains and losses determined pursuant to this Article will be credited to each Participant’s Deferral Account as of each business day.

(d)	Ending Balance. The Sub-Ending Balance plus Investment Earnings.

5.8.	Measurement Funds. The Bank shall designate Measurement Funds for the valuation of each Participant’s Deferral Account as if such Deferral Account held actual assets. The Measurement Funds may include but shall not be limited to the following types of funds as determined by the Bank:

(a)	mutual funds, including without limitation, equity funds, money market funds, fixed income funds and balanced funds,

(b)	any insurance company’s general account, or

(c)	any special account established and maintained by any insurance company.

The Bank shall have the sole discretion to determine the number of Measurement Funds to be designated hereunder and the nature of the funds and may change or eliminate the Measurement Funds designated hereunder from time to time.

5.9.	Participants shall direct the allocation of their Deferral Account among the Measurement Funds designated by the Bank as though such Deferral Account held actual assets. Any such directions of investment shall be subject to such rules as the Bank and Administrator may prescribe, including, but not limited to, rules concerning the manner of providing investment directions and the frequency of changing such investment directions. In the event a Participant does not direct the investment of any portion of a Participant’s Deferral Account, such undirected portion shall be deemed to be invested in the money market Measurement Fund.

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ARTICLE 6

VESTING

6.1.	Vesting of SERP Account. A Participant becomes 100% vested in his or her SERP Account upon the completion of 10 Years of Service and attaining age 55.

6.2.	Vesting of Deferral Account. A Participant will always be 100% vested in his or her Deferral Account.

6.3.	Vesting Upon Certain Events for SERP Account. A Participant shall be considered vested in his or her SERP Account upon the occurrence of certain events including, but not limited to, the following:

(a)	the Participant’s death;

(b)	the Participant’s Termination of Employment due to Disability; or

(c)	the date of a Change in Control.

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ARTICLE 7

FORMS OF BENEFIT PAYMENTS

7.1.	Normal Form. Unless elected to the contrary, a Participant’s Deferral and SERP Accounts, to the extent vested under Article 6, shall be paid pursuant to Form 1 as described in Article 7.3.

7.2.	Election of Benefit Payment Forms. Subject to certain restrictions described herein, in lieu of receiving Benefit Payments in accordance with Form 1, a Participant may elect in his or her initial deferral election to receive Benefit Payments pursuant to Form 2 as described in Article 7.3. Such election shall be in a form provided by the Administrator, shall indicate the number of annual installments (not to exceed 30), and shall be signed by the Participant.

7.3.	Forms. The forms of Benefit Payments are as follows:

(a)	Form 1. Lump Sum Payment. The Participant shall receive a single sum payment on the Benefit Commencement Date.

(b)	Form 2. Installments. The Participant shall receive payments commencing on the Benefit Commencement Date of up to 30 annual installments, as elected by the Participant pursuant to Article 7.2.

7.4.	Terms and Conditions of Forms. The forms of Benefit Payments described in Article 7.3 shall be subject to the following conditions:

(a)	Benefit Payments under Form 2 shall be paid annually during the first month of the Plan Year;

(b)	If Benefit Payments under Form 2 have commenced and the Participant dies before his or her SERP Account (if vested) and Deferral Account have been paid in full, and the Participant’s surviving spouse is the named Beneficiary, then any remaining Benefit Payments shall be paid to the surviving spouse as a continuation under Form 2 as elected by the Participant; if Benefit Payments have not commenced, or if Benefit Payments under Form 2 have commenced but the Participant’s surviving spouse is not the named Beneficiary, the SERP Account (if vested) and Deferral Account balances shall be paid to the named Beneficiary under Form 1 within 60 days following the date of the Participant’s death;

(c)	If any Participant is receiving Benefit Payments under Form 2 and the Participant’s Beneficiary dies after the Benefit Commencement Date, but prior to the death of the Participant, such Participant shall be entitled to designate a new Beneficiary;

(d)	For purposes of Benefit Payments under Form 2, such Benefit Payments shall be calculated on the basis of the values of the Participant’s SERP Account (if vested) and Deferral Account determined as of the December 31st preceding the payment date, except that the final Benefit Payment shall use the current value; and

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(e)	If at any time the remaining SERP Account (if vested) or Deferral Account balance is less than $10,000, then such remaining balance shall be paid in one lump sum as soon as administratively feasible.

7.5.	Modification of Elected Forms. A Participant may change from Form 1 to Form 2, or may change the period of installment payments elected under Form 2, by written notice filed with the Administrator. Any such modified election must adhere to the following requirements:

(a)	Such election may not shorten or otherwise accelerate the period of installment payments initially elected under Form 2;

(b)	Such election may not take effect until at least 12 months after the date on which the election is made;

(c)	The first Benefit Payment with respect to such election must be deferred for a period of not less than five years from the date such Benefit Payment would otherwise have been made; and

(d)	Such election is not made less than 12 months prior to the date of the first scheduled or actual Benefit Payment.

7.6.	Correction of Amounts Payable. Anything contained in this Article 7 to the contrary notwithstanding, if, after a Participant’s Termination of Employment, the SERP or Deferral Account balance which would have been payable under the Plan is subject to any deduction, change, offset or correction, then the amount payable to such Participant or Beneficiary shall be adjusted to reflect any such deduction, change, offset or correction.

7.7.	Timing of Payments. Payments under the Plan shall be made as of the time specified elsewhere in the Plan. Notwithstanding the foregoing provisions of this Article 7 and such other provisions to the contrary, the requirement that a Benefit Payment commence on or before a particular date shall not apply if the Administrator is unable to locate the Participant or the Beneficiary after making reasonable efforts to do so, provided that, within 60 days after the Participant or the Beneficiary is located, a Benefit Payment is made retroactive to such date.

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ARTICLE 8

BENEFIT PAYMENT EVENTS

8.1.	Termination of Employment. A Participant who has a Termination of Employment shall be paid his or her SERP (if vested) and Deferral Accounts, in such form as provided under Article 7. The Benefit Commencement Date for a Participant whose Termination of Employment occurs after attaining age 65 shall be the date elected by the Participant in his or her initial deferral election, not to exceed the January 1st immediately following the Participant’s 75th birthday. If such an election has not be made or the Participant’s Termination of Employment occurs before attaining age 65, then the Benefit Commencement Date shall be as soon as administratively feasible but not later than 60 days following the date of such Termination of Employment.

8.2.	Key Employees. Except for any payments pursuant to Articles 8.3, 8.4, 8.5, 8.7 or 8.8, the Benefit Commencement Date of a Participant who is a “key employee” of the Bank as defined in Code Section 416(i) (generally, an officer having annual compensation of more than $135,000, as adjusted; a 5% owner; or a 1% owner having annual compensation of more than $150,000) shall not be earlier than the date that is six months after the Participant’s Termination of Employment.

8.3.	Death. A Participant who dies prior to receipt of any unpaid SERP Account or Deferral Account balance shall have the remaining balance paid to his or her Beneficiaries in accordance with Article 7.4(b).

8.4.	Disability. A Participant who suffers a Disability shall receive his or her Deferral and SERP Accounts pursuant to Article 7.2, or if applicable, Article 7.3, which Benefit Payments shall commence as of the first day of the month following Termination due to Disability.

8.5.	Fixed Date. A Participant may elect in his or her initial deferred election to receive a specified percentage of, or dollar amount from, his or her Deferral Account as of a specific Benefit Commencement Date, which may be any date prior to Termination of Employment.

8.6.	Forfeiture. Notwithstanding anything to the contrary in this Plan, a current or former vested and unvested Participant’s SERP Account and/or Benefit Payments from his or her SERP Account shall be forfeited if the Bank determines at any time that the current or former Participant has (i) been convicted of, or entered a plea of nolo contendre to, a felony or other crime involving moral turpitude; (ii) embezzled or misappropriated the Bank’s funds or property; or (iii) breached any fiduciary duty owed to the Bank or engaged in any act of self-dealing that is detrimental to the Bank.

8.7.	Change in Control. Upon a Change in Control, the Bank shall make a payment to the Participants in lieu of his or her other rights with respect to the SERP Account. The amount of the Change in Control SERP Benefit Payment shall be the greater of:

(a)	The Participant’s SERP Account balance, or

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(b)	The lump sum present value, at the time of Change in Control, of 20 annual payments, beginning at age 65, of the Change in Control SERP benefit amount, discounted at 6%. This Change in Control SERP benefit amount is equal to:

(i)	60% of the Participant’s base salary at the time of the Change in Control, projected to age 65 at a 4.5% annual growth rate, less

(ii)	the Bank’s portion of the projected age 65 annual Social Security benefit, less

(iii)	the annual payment provided by the Bank’s portion of the Participant’s 401(k) plan value at the time of the Change in Control, accumulated at 8% to age 65, and paid over 20 annual installments using a 6% annual interest rate.

The Change in Control Deferral Account benefit to be paid immediately will be the value of the Deferral Account at the time of the payment.

Notwithstanding the foregoing, if the payment required to be made under this Article 8.7(b), when considered alone and not aggregated with other payments to the Participant from the Bank that would be deemed “excess parachute payments” under Code Section 280G(b)(1), is deemed by the Bank to be a “parachute payment” under Code Section 280G(b)(2), then the Change in Control SERP benefit amount shall be automatically reduced to an amount equal to $1.00 less than three times the “base amount” (as defined in Code Section 280G(b)(3)) (the “Reduced Amount”). Provided, however, the preceding sentence shall not apply if the sum of (A) the amount of the Change in Control SERP benefit amount less (B) the amount of excise tax payable by the Participant under Code Section 4999 with respect to such Change in Control SERP benefit amount (not aggregated with any other payments to the Participant from the Bank), is greater than the Reduced Amount. The decision of the Bank (based upon the recommendations of its tax counsel and accountants) as to the characterization of payments as parachute payments, the value of parachute payments, the amount of excess parachute payments, and the payment of the Reduced Amount shall be final.

8.8.	Hardship Withdrawal. In the event that the Administrator, upon application of a Participant, determines that the Participant has suffered an Unforeseeable Emergency, the Bank shall pay to the Participant an amount, not in excess of the sum of the Participant’s vested Account balances, necessary to satisfy the emergency. Such payment shall be made in Form 1 pursuant to Article 7.3. To the extent of such withdrawal, the Participant’s Account balances shall be canceled.

8.9.	Change of Benefit Commencement Date. A Participant shall elect the Benefit Commencement Date at the time the initial deferral election is submitted. A Participant may subsequently change such election as long as:

(a)	Such election does not accelerate the time or schedule of any Benefit Payment;

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(b)	Such election does not take effect until at least 12 months after the date on which the election is made;

(c)	The first Benefit Payment with respect to such election must be deferred for a period of not less than five years from the date such Benefit Payment would otherwise have been made; and

(d)	Such election is not made less than 12 months prior to the date of the first scheduled or actual Benefit Payment.

Such election shall be in a form prescribed for this purpose by the Administrator and signed by the Participant. Such election shall be deemed to be made when it shall have been received by the Administrator or designated representative.

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ARTICLE 9

BENEFICIARIES

9.1.	Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Article 9.2, the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant:

(a)	spouse at the time of Participant’s death,

(b)	issue, per stirpes,

(c)	parents, or

(d)	executor or administrator of Participant’s estate.

9.2.	Designated Beneficiary or Beneficiaries. A Participant may designate the Beneficiary or Beneficiaries to receive any benefit payable under Article 8.3, using a form provided by the Administrator. In the event a Participant dies at a time when a designation is on file which does not dispose of the total benefit payable under Article 8.3, then the portion of such benefit payable on behalf of said Participant, the disposition of which was not determined by the deceased’s designation, shall be paid to a Beneficiary determined under Article 9.1. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

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ARTICLE 10

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

10.1.	Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Bank to make Benefit Payments to each Participant and Beneficiary in the future and shall be a liability solely against the general assets of the Bank. The Bank shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Bank and may look only to the Bank and their general assets for Benefit Payments under the Plan.

10.2.	Rights with Respect to a Trust. Any trust and any assets held thereby to assist the Bank in meeting their obligations under the Plan shall in no way be deemed to controvert the provisions of Article 10.1.

10.3.	Investments. In its sole discretion, the Bank may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Bank to meet their anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Bank or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

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ARTICLE 11

TRUST

11.1.	Establishment of Trust. Notwithstanding any other provision or interpretation of the Plan, the Bank may establish a trust in which to hold cash, insurance policies or other assets to be used to make, or reimburse the Bank, as applicable, for Benefit Payments to the Participants or Beneficiaries. Any trust assets shall at all times remain subject to the claims of general creditors of the Bank in the event of their insolvency as more fully described in the trust.

11.2.	Obligations of the Bank. Notwithstanding the fact that a trust may be established under Article 11.1, the Bank shall remain liable for paying the benefits under the Plan. However, any payment of benefits to a Participant or a Beneficiary made by such a trust shall satisfy the Bank’s obligation to make such payment to such person.

11.3.	Trust Terms. A trust established under Article 11.1 may be revocable by the Bank provided; however, that such a trust may become irrevocable in accordance with its terms in the event of a Change in Control. Such a trust may contain such other terms and conditions as the Bank may determine to be necessary or desirable. The Bank may terminate or amend a trust established under Article 11.1 at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

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ARTICLE 12

CLAIMS PROCEDURE

12.1.	Claim for Benefits. Any claim for benefits under the Plan shall be made in writing to the Administrator in such a manner as the Administrator shall reasonably prescribe. The Administrator shall process each such claim and determine entitlement to benefits within 30 days following the receipt of a completed application for benefits unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 30-day period. In no event shall such extension exceed a period of 30 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date as of which the Administrator expects to render the final decision.

12.2.	Denial of a Claim. If such a claim is wholly or partially denied by the Administrator, the Administrator shall notify the claimant of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address. Such notice of denial shall contain:

(a)	the specific reason or reasons for denial of the claim,

(b)	a reference to the relevant Plan provisions upon which the denial is based,

(c)	a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary and

(d)	an explanation of the Plan’s claim review procedure.

If no such notice is provided, and if the claim has not been granted within the time specified above for approval of the claim, the claim shall be deemed denied and subject to review as described below. The interpretations, determinations and decisions of the Administrator shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article 12.

12.3.	Request for Review of a Denial of a Claim for Benefits. Any claimant or authorized representative of the claimant whose claim for benefits under the Plan has been denied or deemed denied, in whole or in part, by the Administrator may upon written notice delivered to the Appeals Committee request a review by the Appeals Committee of such denial of Participant’s claim for benefits. Such claimant shall have 60 days from the date the claim is deemed denied, or 180 days from receipt of the notice denying the claim, as the case may be, in which to request such a review. The claimant’s notice must specify the relief requested and the reason such claimant believes the denial should be reversed.

12.4.	Appeals Procedure. The Appeals Committee is hereby authorized to review the facts and relevant documents, including the Plan document, to interpret the Plan and other relevant documents and to render a decision on the appeal of the claimant. Such review

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may be made by written briefs submitted by the claimant and the Administrator or at a hearing, or by both, as shall be deemed necessary by the Appeals Committee. Upon receipt of a request for review, the Appeals Committee shall schedule a hearing to be held (subject to reasonable scheduling conflicts) not less than 30 nor more than 45 days from the receipt of such request. The date and time of such hearing shall be designated by the Appeals Committee upon not less than 15 days notice to the claimant and the Administrator unless both accept shorter notice. The notice shall specify that such claimant must indicate, in writing, at least five days in advance of the time established for such hearing, claimant’s intention to appear at the appointed time and place, or the hearing will automatically be canceled. The reply shall specify any other persons who will accompany claimant to the hearing, or such other persons will not be admitted to the hearing. The Appeals Committee shall make every effort to schedule the hearing on a day and at a time which is convenient to both the claimant and the Administrator. The hearing will be scheduled at the Bank’s headquarters unless the Appeals Committee determines that another location would be more appropriate. The Bank shall provide the claimant, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits and claimant may submit issues and comments in writing prior to or during the hearing.

12.5.	Decision upon Review of Denial of Claim for Benefits. After the review has been completed, the Appeals Committee shall render a decision, in writing, a copy of which shall be sent to both the claimant and the Administrator. In making its decision, the Appeals Committee shall have full power, authority, and discretion to determine any and all questions of fact, resolve all questions of interpretation of this instrument or related documents which may arise under any of the provisions of the Plan or such documents as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made and to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan. The Appeals Committee shall render a decision on the claim review promptly, but not more than 45 days after the receipt of the claimant’s request for review, unless a hearing is held, in which case the 45-day period shall be extended to 30 days after the date of the hearing. Such decision shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, shall contain specific references to the pertinent provisions of the Plan and related documents upon which the decision is based, and shall state that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits. The decision on review shall be furnished to the claimant within the appropriate time described above. If the decision on review is not furnished within such time, the claim shall be deemed denied on review at the end of such period. There shall be no further appeal from a decision rendered by the Appeals Committee. The decision of the Appeals Committee shall be final and binding in all respects on the Administrator, the Bank and the claimant. Except as otherwise provided by law, the review procedures of this Article 12 shall be the claimant’s sole and exclusive remedy and shall be in lieu of all actions at law, in equity, pursuant to arbitration or otherwise.

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12.6.	Establishment of Appeals Committee. The Board shall appoint the members of an Appeals Committee which shall consist of three or more members. The members of the Appeals Committee shall remain in office at the will of the Board, and the Board, from time to time, may remove any of said members of the Appeals Committee with or without cause. A member of the Appeals Committee may resign upon written notice to the remaining member or members of the Appeals Committee and to the Board, respectively. The fact that a person is a Participant shall not disqualify them from acting as a member of the Appeals Committee, nor shall any member of the Appeals Committee be disqualified from acting on any question because of Participant’s interest therein, except that no member of the Appeals Committee may act on any claim which such member has brought as a Participant or Beneficiary under the Plan. In the case of death, resignation or removal of any member of the Appeals Committee, the remaining members shall act until a successor-member shall be appointed by the Board. At the Administrator’s request, the Senior Vice President of Human Resources of the Bank shall notify the Administrator in writing of the names of the original members of the Appeals Committee, of any and all changes in the membership of the Appeals Committee, of the member designated as Chairman, and the member designated as Secretary, and of any changes in either office. Until notified of a change, the Administrator shall be protected in assuming that there has been no change in the membership of the Appeals Committee or the designation of Chairman or of Secretary since the last notification was filed with it. The Administrator shall be under no obligation at any time to inquire into the membership of the Appeals Committee or its officers. All communications to the Appeals Committee shall be addressed to its Secretary at the address of the Bank. Unless the Board shall appoint others as the Appeals Committee, the three Board members with the longest period of active service on the Board shall constitute such Appeals Committee.

12.7.	Operations of Appeals Committee. On all matters and questions, a decision of a majority of the members of the Appeals Committee shall govern and control. Meetings may be held in person or by electronic means. In lieu of a meeting, decisions may be made by unanimous written consent. The Appeals Committee shall appoint one of its members to act as its Chairman and another member to act as Secretary. The terms of office of these members shall be determined by the Appeals Committee, and either or both the Secretary and Chairman may be removed by the other members of the Appeals Committee for any reason which such other members may deem just and proper. The Secretary shall do all things directed by the Appeals Committee. Although the Appeals Committee shall act by decision of a majority of its members as above provided, nevertheless in the absence of written notice to the contrary, every person may deal with the Secretary and consider the Secretary’s acts as having been authorized by the Appeals Committee. Any notice served or demand made on the Secretary shall be deemed to have been served or made upon the Appeals Committee.

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ARTICLE 13

ADMINISTRATION

13.1.	Appointment of Administrator. The Board shall appoint the Administrator which shall be any person(s), corporation or partnership (including the Bank itself) as the Board shall deem desirable in its sole discretion. The Administrator may be removed or resign upon 30 days written notice or such lesser period of notice as is mutually agreeable. Unless the Board appoints another Administrator, the Executive Committee shall be the Administrator.

13.2.	Powers and Duties of the Administrator. Except as expressly otherwise set forth herein, the Administrator shall have the authority and responsibility granted or imposed on an “administrator” by ERISA. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan which may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. Subject to the provisions of any claims procedure hereunder, the Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

13.3.	Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator, Appeals Committee or Executive Committee has under the Plan. Such persons may also be advisors to the Bank.

13.4.	Payment of Costs and Expenses. The costs and expenses incurred in the administration of the Plan shall be paid in either of the following manners as determined by the Bank in its sole discretion:

(a)	The expenses may be paid directly by the Bank; or

(b)	The expenses may be paid out of the trust, if any (subject to any restriction contained in such trust or required by law).

Such costs and expenses include those incident to the performance of the responsibilities of the Administrator, Appeals Committee or Executive Committee, including but not limited to, claims, administration fees and costs, fees of accountants, legal counsel and other specialists, bonding expenses, and other costs of administering the Plan. Notwithstanding the foregoing, in no event will any person serving in the capacity of Administrator, Appeals Committee member or Executive Committee member who is a full-time employee of the Bank be entitled to any compensation for such services.

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ARTICLE 14

AMENDMENT AND TERMINATION

14.1.	Power to Amend or Terminate. Except as otherwise provided herein following a Change in Control, the Plan may be amended by the Bank at any time, and may be terminated by the Bank at any time, but no such amendment, modification or termination shall reduce the amounts credited to the SERP and Deferral Accounts of any Participant, determined as of the date of such amendment, modification or termination. Such amendment or termination shall be in writing, executed by two or more Board members whose actions are authorized or ratified by the Board. The Plan may not be amended (but may be terminated) during the two-year period following a Change in Control except that amendments may be made as required by law. Notwithstanding the foregoing, the Bank may amend this Plan in any manner that it deems necessary to comply with Code Section 409A or Department of the Treasury guidance published with respect thereto.

14.2.	Effects of Plan Termination. If the Plan is terminated, then, on and after the effective date of such termination, all deferrals and allocations hereunder shall cease. Notwithstanding the Plan’s termination, each Participant’s SERP Account (if vested) and Deferral Account balances shall be paid solely in accordance with Articles 7.1 through 7.4 and Articles 8.1 through 8.7 and with the then current Benefit Payment election of each Participant, as if the Plan had continued in effect.

14.3.	No Liability for Plan Amendment or Termination. Neither the Bank, nor any officer, nor any Board member thereof shall have any liability as a result of the amendment or termination of the Plan. Without limiting the generality of the foregoing, the Bank shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future allocations made on Participant’s behalf hereunder had the Plan remained in effect.

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ARTICLE 15

MISCELLANEOUS

15.1.	Non-Alienation. No benefits or amounts credited to any SERP or Deferral Account under the Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to Participant.

15.2.	Tax Withholding. The Bank may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

15.3.	Incapacity. If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for the Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Article shall completely discharge the Administrator, the Bank and the Appeals Committee with respect to such payments.

15.4.	Administrative Forms. All applications, elections and designations in connection with the Plan made by a Participant or other person shall become effective only when duly executed on forms or via the Plan’s Participant Access System as provided by the Administrator and filed with the Administrator.

15.5.	Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Bank or any rights that may exist from time to time thereunder.

15.6.	No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Bank for any period of time.

15.7.	Responsibility for Legal Effect. Neither the Bank, the Administrator, the Executive Committee, Appeals Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, the Bank shall not have any liability for the tax liability which a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

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15.8.	Limitation of Duties. The Bank, the Executive Committee, the Administrator, the Appeals Committee, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

15.9.	Limitation of Sponsor Liability. Any right or authority exercisable by the Bank, pursuant to any provision of the Plan, shall be exercised in the Bank’s capacity as sponsor of the Plan, or on behalf of the Bank in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Bank, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

15.10.	Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Bank and their successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

15.11.	Controlling Law. The Plan shall be construed in accordance with the laws of the State of Wisconsin to the extent not preempted by laws of the United States.

15.12.	Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Baylake Bank
217 North 4th Avenue
P. O. Box 9
Sturgeon Bay, Wisconsin 54235
Attn:	Administrator, Baylake Bank
Supplemental Executive Retirement Plan

15.13.	Headings and Titles. The Article headings and titles of Articles used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

15.14.	General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

15.15.	Severability. In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the

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Administrator determines such result would have been contrary to the intent of the Bank in establishing and maintaining the Plan.

15.16.	Indemnification. The Bank shall indemnify, defend, and hold harmless any Executive, officer or Board member of the Bank for all acts taken or omitted in carrying out the responsibilities of the Bank, Executive Committee, Administrator or Appeals Committee under the terms of the Plan. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Bank shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Bank shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Bank, the Bank shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former Executive, officer or Board member of the Bank nor shall it be provided for any claim by a participating Bank against any such individual.

IN WITNESS WHEREOF, Baylake Bank, by its appropriate officers duly authorized, has caused the Plan to be executed and adopted as of March 1, 2005.

Baylake Bank

By		Date:

Chief Executive Officer

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